Exhibit 3.8

                     CERTIFICATE OF AMENDMENT

                                OF

                   CERTIFICATE OF INCORPORATION

                                OF

                 COMMERCIAL PROPERTY CORPORATION

              -----------------------------------------
              Adopted in accordance with the provisions
              of Section 242 of the General Corporation
                    Law of the State of Delaware
              -----------------------------------------

          We, Cosmo J. Caterino, President and Robert J. Patten, Secretary of Commercial Property Corporation, do hereby certify as follows:

          FIRST: That the Certificate of Incorporation of said corporation has been amended as follows:

         By striking out the whole of Article Fourth thereof as it now exists and inserting in lieu and instead thereof a new Article Fourth, reading as follows:

          "The total number of shares of stock which the corporation shall have authority to issue is three million (3,000,000), of which stock all shares shall be common stock only, having a par value of one cent ($.01) each, amounting in the aggregate to Thirty Thousand ($30,000.00) Dollars.

          Authority is hereby expressly granted the Board of Directors to fix, subject to the provisions herein set forth, before the issuance of any shares of a particular series, the number of shares to be included in such series, the voting rights, if any, the dividend rate per annum, the redemption price or prices, if any, and the terms and conditions of the redemption, any sinking-fund provisions for the redemption or purchase of the shares of the series, the terms and conditions on which the shares are convertible, if they are convertible, the rights of the shares upon dissolution or upon any distribution of the assets of the Corporation, and any other rights, preferences and limitations pertaining to such series.

          No shareholder of this Corporation shall have a preemptive right because of his shareholdings to have first offered to him any part of any of the presently authorized shares of any class of the Corporation, or any part of any stock of any class of this Corporation hereafter authorized or issued, optioned or sold, or any part of any debentures, bonds, notes or securities of this Corporation convertible into shares hereafter issued, optioned or sold by the Corporation. Thus, any and all of the shares of this Corporation which may be hereafter authorized may at any time be issued, optioned and contracted for sale and/or sold and disposed of by direction of the Board of Directors of this Corporation to such persons, and upon such terms and conditions as may to the Board of Directors seem proper and advisable, without first offering the said shares or securities or any part thereof to existing shareholders."

          SECOND: That said amendments have been duly adopted in accordance with the provisions of the General Corporation Law of the State of Delaware by

          (a) the affirmative vote of the holders of a majority of the stock entitled to vote at a meeting of the stockholders.

          IN WITNESS WHEREOF, we have signed this certificate this 23rd day of September 1982.

                         /s/Cosmo J. Caterino
                         President


                 Attest: /s/Robert J. Patten
                         Secretary